Exhibit 99.4

Dear         ,

We are writing today with some exciting news: Imagination Technologies has signed an agreement to acquire MIPS Technologies.

The acquisition will bring together two of the world’s top five semiconductor design IP vendors.  The resulting IP range will become one of the industry’s strongest offerings.

With a heritage built over more than three decades, MIPS pioneered the RISC CPU architecture and created an iconic and widely respected technology.  Imagination regards the MIPS architecture as highly complementary to its existing CPU capabilities and related business activities. The synergy between Imagination and MIPS makes the proposed transaction a notable step forward, not only for the two companies, but for the whole electronics industry.

The MIPS technology will continue to be supported, and protected by MIPS patents. While MIPS sold some patent properties in a separate transaction, MIPS retained key patent properties to protect the MIPS technology and architecture. There is also a perpetual grant-back license under the patent properties sold, to further protect the MIPS technology.

The acquisition has been unanimously approved by the Boards of Directors of MIPS and Imagination, and is subject to customary closing conditions and approval of the companies’ stockholders. If all goes as planned, we hope that the deal will close in Q1 CY2013. Both companies are operating with business as usual as we await formal approval.

As a valued MIPS partner, we want to assure you that MIPS will honor its current commitments. Leading up to the closing of the deal, Imagination will be completing its integration plan, including vendor support of the MIPS technology and business in the Sunnyvale facility. As that plan comes together, we will be in touch to discuss future opportunities.

In the meantime you can read Imagination’s press release here, and MIPS’ own press release, which also shares details of the sales of certain patent properties to Bridge Crossing LLC, here. For specific questions, please contact your MIPS representative.

Best Regards,

Sandeep Vij, CEO of MIPS Technologies

Hossein Yassaie, CEO of Imagination Technologies